UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 11, 2005 (July 5, 2005)

Glimcher Realty Trust (Exact Name of Registrant as Specified in Charter)

Maryland	001-12482	31-1390518
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 East Gay Street, Columbus, Ohio	43215
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (614) 621-9000

N/A (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

A.	Execution of Severance Agreement and Release of All Claims

On July 5, 2005, Glimcher Realty Trust (the “Registrant”) entered into a Severance Agreement and Release of All Claims (the “Agreement”) with William G. Cornely, the Registrant’s former Executive Vice President, Chief Operating Officer and Treasurer. The Registrant’s Board of Trustees (“Board”) has approved the Agreement. Under the Agreement, the Registrant shall make two separate payments which together total $1.3 million (each less any income taxes or other amounts required to be withheld). Under the Agreement both payments shall be made by July 19, 2005 to an institutional trustee and then paid to Mr. Cornely on January 17, 2006 or on a prior date if Mr. Cornely so notifies the Registrant. Lastly, the Agreement provides for customary mutual releases of all claims by the Registrant and Mr. Cornely. A copy of the Agreement is attached hereto as an exhibit and incorporated herein by reference.

B.	Adding of a Participant to the 2005 Executive Bonus Plan

On July 5, 2005, Robert F. Beffa was named the Registrant’s Senior Vice President of Development and Construction. The Executive Compensation Committee of the Registrant’s Board approved Mr. Beffa’s eligibility to participate in the Registrant’s 2005 Executive Bonus Plan (the “Plan”). The Plan establishes the percentage targets for bonus payments to its senior executive officers, including those who qualify as “named executive officers” (as defined by Item 402(a)(3) of Regulation S-K), for performance incentives reached during fiscal year 2005. As a participant in the Plan, Mr. Beffa will be eligible to receive a bonus payment amount equal to 20% of his 2005 base salary of $325,000 (adjusted on a pro-rated basis for time served). If the Registrant achieves or exceeds specified per share growth targets for Funds From Operations (“FFO”) then, like other Plan participants, Mr. Beffa would qualify to receive between 75-125% of the aforementioned bonus payment amount. The Registrant reported the initial adoption of the Plan in a Form 8-K filed on May 10, 2005. A copy of Mr. Beffa’s offer letter is attached hereto as an exhibit and incorporated herein by reference.

FFO is a supplemental measure of the Registrant's operating performance as it is a recognized metric used extensively by the real estate industry, in particular, real estate investment trusts. The National Association of Real Estate Investment Trusts ("NAREIT") defines FFO as net income (loss) available to common shareholders (computed in accordance with Generally Accepted Accounting Principles ("GAAP")), excluding gains (or losses) from sales of properties, plus real estate related depreciation and amortization after adjustments for unconsolidated partnerships and joint ventures. FFO does include impairment losses for properties held for use and held for sale. The Registrant's FFO may not be directly comparable to similarly titled measures reported by other real estate investment trusts. FFO does not represent cash flow from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), as an indication of the Registrant's financial performance or to cash flow from operating activities (determined in accordance with GAAP), as a measure of the Registrant's liquidity, nor is it indicative of funds available to fund the Registrant's cash needs, including its ability to make cash distributions.

Item 7.01 Regulation FD Disclosure.

Registrant is furnishing its press release dated July 11, 2005 regarding its full year 2005 earnings guidance. The press release is furnished herewith as Exhibit 99.1. Pursuant to general instruction B.2 to Form 8-K, the information furnished pursuant to Item 7.01 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended.

Item 9.01 Financial Statements and Exhibits.

Exhibits:

10.109	Offer Letter of Employment to Robert Beffa, dated June 29, 2005.

10.110	Severance Agreement and Release of All Claims, dated as of July 1, 2005.

99.1	Press Release dated July 11, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Glimcher Realty Trust (Registrant)

Date: July 11, 2005	/s/ George A. Schmidt
George A. Schmidt Executive Vice President, General Counsel & Secretary